Consent of Independent Accountants

         I hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-59619 and 333-106828) of Margo Caribe, Inc. of our report dated May 3, 2005, relating to the financial statements of State Line Bark and Mulch, Inc., included as Item 9.01 to this Current Report on Form 8-K/A filed on May 5, 2005


/s/ Zennie E. Shearouse CPA, P.C.

Zennie E. Shearouse CPA, P.C.
Savannah, Georgia
May 5, 2005